                                  EXHIBIT 10.9


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the "Effective Date" defined below, by and between SALESLOGIX CORPORATION, a Delaware corporation (the "Company"), and DOUGLAS J. NICHOLAS, an individual ("Executive").

                                    RECITALS

         A. The Company has entered into an agreement to merge (the "Merger") with Opis Corporation, an Iowa corporation ("Opis").

         B. Executive currently is employed by Opis. Executive and the Company desire to enter into this Agreement, which describes the terms and conditions under which the Company will employ Executive as of the Effective Date going forward.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

                                    AGREEMENT

1. Employment. Effective upon and subject to the closing of the Merger in a manner acceptable to the Company (the "Effective Date"), the Company agrees to employ Executive, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

2. Term of Employment. The term of Executive's employment hereunder shall commence on the Effective Date and shall continue for a term of four (4) years or until this Agreement is earlier terminated as provided herein, this being an "at will" employment agreement (the "Term"); provided, that Sections 5 and 6 of this Agreement shall govern the amount of any compensation to be paid to Executive upon termination of this Agreement.

3. Position and Duties.

3.1 Service with the Company. Commencing on the Effective Date and thereafter during the Term of this Agreement, Executive agrees to serve as the Vice President of Customer Support Products of the Company, and to perform such executive employment duties consistent with Executive's education, training and experience as shall be assigned to Executive from time to time by the Company's Chief Executive Officer initially, and any executive to whom the Chief Executive Officer shall later assign Executive to report.

3.2 No Conflicting Duties. During the Term hereof, Executive shall not serve as an officer, director, employee, consultant, or advisor to any other business without the prior
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written consent of the Board. Executive hereby confirms that Executive is under no contractual commitments inconsistent with Executive's obligations set forth in this Agreement, and that during the Term of this Agreement, Executive will not render or perform services, or enter into any contract to do so for compensation, for any other corporation, firm, entity or person. Excluding any period of vacation or other approved leaves, Executive shall devote Executive's entire working time, knowledge, attention, energy, and skill to the duties and responsibilities set forth in this Section 3 and otherwise assigned by the Company in conformity with normal exclusive full-time employment standards, and shall exert Executive's best efforts on behalf of the Company

4.       Compensation.

         4.1 Base Salary. As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive a monthly salary of $9,583.33 (the "Base Salary"), which shall be paid on a regular basis in accordance with the Company's normal payroll procedures and policies. The amount of the Base Salary shall be subject to periodic review and adjustment (at least annually) in the Company's sole discretion. The Company shall not decrease the Base Salary below the initial amount set forth above during the term of this Agreement. Executive shall also receive a car allowance for 6 months not to exceed an aggregate allowance of $3,000. Executive shall cause that certain GMAC Lease Agreement between Flaherty Buick - Pontiac - Cadillac, Inc. and Opis dated February 5, 1996 (the "GMAC Lease") to be assigned to Executive and Opis, and the Company and all subsidiaries of Company shall be released from all obligations under the GMAC Lease within 90 days of the date of this Agreement.

         4.2 Bonuses. Executive is eligible from time to time for bonuses under written bonus plans adopted by the Company from time to time in its sole discretion. Executive's eligibility for any such bonuses shall be subject to the terms and conditions of the adopted written bonus plans. Nothing in this Agreement or otherwise, however, shall be construed as guaranteeing Executive the right to receive any bonus. For calendar year 1998, Executive will be eligible to participate in any executive compensation plan that other executives of the Company are eligible to participate in, which plan will be determined by the Compensation Committee of the Board of Directors of Company, it its sole discretion.

         4.3 Stock Options. The Board will grant to Executive options to purchase up to 100,000 shares of the Company's common stock. Such options shall be granted pursuant to the Company's 1996 Equity Incentive Plan (the "Plan") and an award agreement in the form attached hereto as Exhibit A setting forth such terms and conditions as the Board deems appropriate, including without limitation vesting conditions and restrictions on transfer of such stock.

         4.4 Participation in Benefit Plans. Executive shall be included to the extent eligible thereunder in any and all plans or programs of the Company providing general benefits for the Company's employees, including but not limited to insurance, 401(k) plan, sick days, and holidays. Executive shall be entitled to three (3) weeks vacation per year. Executive's


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participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto, as amended from time to time. The provisions of this Section 4.4 shall not affect in any way the rights of the Company to amend or terminate any such benefits in accordance with the terms of such plans or programs and the provisions of applicable law.

         4.5 Business Expenses. In accordance with the Company's policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of Executive's duties under this Agreement, subject to the presentment of appropriate documentation in accordance with Company policies. To the extent that the Company generally offers perquisites to other similarly situated executives at the Company, the Company shall provide substantially similar perquisites to Executive.

         4.6 Moving Expenses. Upon presentment of appropriate vouchers, the Company agrees to reimburse Executive for reasonable moving costs relate to Executive's relocation from Des Moines, Iowa, to Scottsdale, Arizona, as more fully described on the relocation policy attached hereto as Exhibit B. The Company will reimburse Executive for any incremental income tax associated with relocating Executive to Scottsdale, Arizona.

         4.7 Written Agreements. Executive shall be entitled to receive bonuses, stock options, restricted stock, other compensation based on the Company's stock or other compensation not expressly set forth in this Agreement only if such compensation is expressly provided for in written plans or agreements entered into by the Company after the date hereof.

5.       Termination.

         5.1 Disability. The Company shall have the right to terminate Executive's employment and this Agreement upon Executive's becoming totally or permanently disabled for a period of three (3) months or more, to the fullest extent allowed by applicable law. For purposes of this Agreement, the term "totally or permanently disabled" or "total or permanent disability" means Executive's inability on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately Executive's assigned duties under this Agreement. A good faith determination by the Board of the existence of a disability shall be conclusive for all purposes hereunder. In making such determination of disability, the Board may utilize such advice and consultation as the Board deems appropriate, but there is no requirement of procedure or formality associated with the making of a determination of disability.

         5.2 Death of Executive. Executive's employment and this Agreement shall terminate immediately upon the death of Executive.

         5.3 Termination for Cause. The Company may terminate Executive's employment and this Agreement at any time for "Cause" (as hereinafter defined) immediately upon written notice to Executive. As used herein, the term "Cause" shall mean that Executive shall have in the reasonable judgment of the Company
(i) been convicted of any felony; (ii)



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committed any criminal act in connection with the embezzlement of Opis funds by
Steven Criger; (iii) knowingly participated in any improper revenue recognition by Opis; (iv) knowingly submitted any fraudulent loan application; (v) committed an act of fraud, embezzlement, dishonesty, moral turpitude or breach of trust;
(vi) committed an act of gross misconduct that materially and adversely affects the Company or any employee of the Company; (vii) used or possessed any illegal drug or any other illegal substance; (viii) knowingly breached any material covenant or obligation under this Agreement or other agreement with the Company; and (ix) any certificate or other document executed by Executive on behalf of Opis in connection with the Merger was not, to the knowledge of Executive at the time of such execution, true and accurate in all material respects. For purposes of this Section 5.3 "materiality" and "adversely affects" shall be determined by the Chief Executive Officer or the Board of Directors of the Company acting in good faith, and such determination shall be conclusive for all purposes.

         5.4 Termination for Performance Reasons. The Company may terminate Executive's employment and this Agreement at any time for "Performance Reasons" (as hereinafter defined) provided the Company first provides Executive with written notice that he may be terminated for "Performance Reasons," and gives Executive forty-five (45) days to cure such deficiencies. As used herein, the term "Performance Reasons" shall mean that Executive shall have in the reasonable judgment of the Company (i) violated written corporate policy or rules of the Company; (ii) refused to follow the written directions or directives of the Board, the Company's Chief Executive Officer, or Executive's supervisors; or (iii) failed to satisfactorily discharge Executive's duties and obligations.

         5.5 Resignation. Executive's employment and this Agreement shall be terminated on the earlier of the date that is thirty (30) days following the written submission of Executive's resignation to the Company or the earlier date such resignation is accepted by the Company.

         5.6 Termination Without Cause. The Company may terminate Executive's employment and this Agreement without cause or reason upon written notice to Executive. Termination "without cause" shall mean termination of employment on any basis other than termination of Executive's employment hereunder pursuant to Sections 5.1, 5.2, 5.3, 5.4, or 5.5. Executive and the Company expressly agree and acknowledge that Executive is an at-will employee under Arizona law, which means that the Company may terminate Executive's employment at any time, with or without cause or reason.

    6. Compensation Upon the Termination of Executive's Employment.

         6.1 In the event Executive's employment is terminated pursuant to
Section 5.1 (Disability), 5.3 (Cause), or 5.5 (Resignation), then Executive shall be entitled to receive Executive's then current monthly Base Salary through the date Executive's employment is terminated, but no other compensation of any kind or amount, except for any vested rights under the plans or agreements referred to in Section 4.3.



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         6.2 In the event Executive's employment is terminated pursuant to
Section 5.2 (Death), Executive's beneficiary designated by Executive in writing to the Company, or in the absence of such beneficiary, Executive's estate, shall be entitled to receive Executive's then current monthly Base Salary through the end of the month in which Executive's death occurs, but no other compensation of any kind or amount, except for any vested rights under the plans or agreements referred to in Section 4.3.

         6.3 In the event Executive's employment is terminated pursuant to
Section 5.4 (Performance Reasons), the Company shall: (i) pay to Executive, as a severance allowance, Executive's then current monthly Base Salary for the three
(3) month period following the date of termination; (ii) maintain in full force and effect, by paying Executive's COBRA payments, health insurance for the Executive until the first to occur of Executive's attainment of alternative employment or three (3) months following the termination date of Executive's employment hereunder; and (iii) pay no other compensation of any kind or amount, except for any vested rights under the plans or agreements referred to in
Section 4.3 (collectively, the "Termination Payments"). As a condition precedent to the Company's obligation to provide Executive with the Termination Payments, Executive must first execute and deliver to the Company a legal release in substantially the form that is attached hereto as Exhibit C.

         6.4 In the event Executive's employment is terminated pursuant to
Section 5.5 (Without Cause), the Company shall: (i) pay to Executive, as a severance allowance, Executive's then current monthly Base Salary for the six
(6) month period following the date of termination; (ii) maintain in full force and effect, by paying Executive's COBRA payments, health insurance for the Executive until the first to occur of Executive's attainment of alternative employment or six (6) months following the termination date of Executive's employment hereunder; and (iii) pay no other compensation of any kind or amount, except for any vested rights under the plans or agreements referred to in
Section 4.3 (collectively, the "Termination Payments"). As a condition precedent to the Company's obligation to provide Executive with the Termination Payments, Executive must first execute and deliver to the Company a legal release in substantially the form attached as Exhibit C.

         6.5 All payments required to be made by the Company to Executive pursuant to this Section 6 shall be paid in the manner and at the times specified in Section 4.1 hereof.

         6.6 The failure or delay by either party hereto to exercise its rights to terminate this Agreement with respect to any one or more of the matters referred to in Section 5 shall not be taken or held to be a waiver by such party of its right of termination of this Agreement in respect to such matter or any subsequent matter.

         6.7 Except as expressly provided in this Section 6, upon the termination of this Agreement, the Company shall not have any liability or obligation of any kind or character to the Executive under the terms of this Agreement or in connection with the termination of the Executive's employment hereunder.



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         7. Confidentiality and Proprietary Information. Simultaneous with the execution of this Agreement, Executive shall execute and return to the Company the Employee Proprietary Rights Agreement attached hereto as Exhibit D.

         8. Ventures. If, during the Term, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, or Executive receives from any third party or parties any opportunity to participate in any project, program or venture relating directly to the business of the Company, all rights in the project, program or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as approved by the Company's Board, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the Base Salary to be paid to Executive as provided in this Agreement.

   9. Non-Competition; Solicitation of Customers and Solicitation of Employees.

         9.1 Non-Competition.

                  (a) Executive agrees that, during the Term and for a period of twelve (12) months thereafter, Executive shall not, directly or indirectly, engage in competition with the Company within any state in the United States, or any country outside the United States, in which the Company is then conducting its business (the "Territory"), in any manner or capacity (e.g., as a consultant, principal, partner, owner, officer, director, stockholder, agent, or employee) in any phase of the Company's business as then being conducted.

                  (b) Ownership by Executive, as a passive investment, of less than 1% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 9.1.

                  (c) Executive further agrees that, during the Term and for a period of twelve (12) months thereafter, Executive will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 9 if such activity were carried out by Executive, either directly or indirectly, and in particular Executive agrees that Executive will not, directly or indirectly, induce any employee or consultant of the Company to carry out, directly or indirectly, any such activity.

                  9.2 Agreement Not to Solicit Customers. Executive agrees that, during the Term and for a period of twelve (12) months thereafter, Executive will not, either directly or indirectly, on Executive's own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any competing business (i) any person or entity whose account the Company sold or serviced (including maintenance) during the twelve (12) months preceding the termination of such employment, or (ii) any person or entity whose



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account the Company has directly solicited at least twice within the twelve (12)
month period prior to the date of termination of employment.

         9.3 Agreement Not to Solicit Employees and Contractors. Executive agrees that during the Term and for the three (3) year period thereafter, Executive will not, either directly or indirectly, on Executive's own behalf or in the service or on behalf of others solicit, divert, encourage to leave or cease doing business with the Company, or hire away, or attempt to solicit, divert, encourage to leave or cease doing business with the Company, or hire away any person then employed by the Company or then serving as a sales representative or distributor of the Company.

         9.4 Reformation. In the event that any provision in this Section 9 is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable to the fullest extent allowable. Executive and the Company hereby agree that such amendment shall be accomplished as follows:

                  (a) In the case of duration, the length of the covenant or provision shall be reduced in increments of one (1) month each until it is of the greatest duration as may be enforceable under applicable law.

                  (b) In the case of geographic scope, the geographic scope of the covenant or provision shall be reduced until it is of the greatest geographic scope as may be enforceable under applicable law, which reduction shall be effected by eliminating in the following order, one by one, countries outside the United States, beginning with the country in which the Company received the least volume of gross revenue over the prior six (6) months, and continuing in the inverse order ranked by the Company's gross billings over the prior six (6) months within each country until such scope is enforceable, and then, if necessary, by eliminating in the following order, one by one, individual States within the United States, beginning with the State in which the Company received the least volume of gross revenue over the prior six (6) months, and continuing in the inverse order ranked by the Company's gross billings over the prior six (6) months within each State until such scope is enforceable, and then, if necessary and applicable, by eliminating in the following order the counties in the State of Arizona, beginning with the county in which the Company received the least volume of gross revenue over the prior six (6) months, and continuing in the inverse order ranked by the Company's gross billings over the prior six (6) months within each county in Arizona until such scope is enforceable.

         9.5 Reasonableness. Executive and the Company agree that the covenants set forth in this Section 9 are appropriate and reasonable when considered in light of the nature and extent of the Company's business. Executive acknowledges that (i) the Company has a legitimate interest in protecting the Company's business activities, (ii) the covenants set forth herein are not oppressive to Executive and contain reasonable limitations as to time, scope, geographical area and activity, (iii) the covenants do not harm in any manner whatsoever the public interest, (iv) Executive can earn a livelihood without violating any of the covenants set forth herein, and (v) Executive has received and will receive substantial consideration for



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agreeing to such covenants, including without limitation the consideration to be received by Executive under this Agreement, including the Termination Payments.

                  9.6 Notice to Future Employers. For the period of twelve (12) months following the termination of Employee's employment, Employee shall provide a copy of this Agreement to any future or prospective employer of Employee and agrees that the Company also may do so.

         10. Surrender of Records and Property. Upon termination of Executive's employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in Executive's possession or under Executive's control.

         11. Release of Opis. As of the Effective Date, Executive waives and releases all of Executive's existing rights to any relief of any kind from Opis and its affiliates, subsidiaries, divisions, directors, officers, shareholders, employees, agents, attorneys, successors, and assigns (collectively, the "Released Parties"), including, without limitation, all claims, demands, liabilities, obligations, causes, and causes of action of whatever kind or nature, whether known or unknown, past or present, suspected or unsuspected, including, without limitation, those that arise out of or that relate to:
Executive's employment with Opis; the termination of Executive's employment with Opis; all statements or actions of the Released Parties; all claims that arise under the Civil Rights Act of 1964 and the Americans with Disabilities Act; all claims for wrongful discharge; all claims for relief or other benefits under any federal, state, or local statute, ordinance, regulation, or rule of decision; all claims that the Released Parties engaged in conduct prohibited on any basis under any federal, state, or local statute, ordinance, regulation, or rule of decision; and all claims for wages, stock, stock options, or other rights with respect to equity securities of Opis, severance pay, compensation, attorneys' fees, liquidated damages, punitive damages, costs, expense reimbursements, and disbursements.

         12. Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or
(iii) which controls, is controlled by or is under common control with, the Company, where control means the ownership of 50% or more of the equity investment and of the voting power of an entity. Upon such assignment by the Company, the Company shall obtain the assignees' written agreement enforceable by Executive to assume and perform, from and after the date of such assignment, the terms, conditions, and provisions imposed by this Agreement upon the Company. After any such assignment by the Company and such written agreement by the assignee, the Company shall be discharged from all further liability hereunder and such assignee



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shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 12.

         13. Injunctive Relief. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 7, 9 and
10. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

         14. Dispute Resolution. If there shall be any dispute between the Company and Executive whatsoever, the dispute shall be resolved in accordance with the dispute resolution procedures set forth in Exhibit E hereto, the provisions of which are incorporated as a part hereof, and the parties hereto hereby agree that such dispute resolution procedures shall be the exclusive method for resolution of disputes under this Agreement. Notwithstanding anything herein to the contrary, nothing in this Section 14 or Exhibit E shall preclude any party from seeking interim or provisional relief, in the form of a temporary restraining order, preliminary injunction or other interim equitable relief concerning a dispute, either prior to or during any of the negotiations or proceedings provided for herein, if deemed necessary by a party, in its discretion, to protect the interests of such party. Further, this Section 14 shall be specifically enforceable. IT IS EXPRESSLY UNDERSTOOD THAT BY SIGNING THIS AGREEMENT, WHICH INCORPORATES BINDING ARBITRATION, THE COMPANY AND EXECUTIVE AGREE TO WAIVE COURT OR JURY TRIAL AND TO WAIVE PUNITIVE, STATUTORY, CONSEQUENTIAL AND ANY DAMAGES, OTHER THAN COMPENSATORY DAMAGES, TO THE FULLEST EXTENT ALLOWED BY LAW.

         15. Miscellaneous.

                  15.1 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Arizona.

                  15.2 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, except for other written agreements between the parties that are specifically referenced in this Agreement, and the parties hereto have made no agreements, inducements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

                  15.3 Withholding Taxes. The Company may withhold from any payments and benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.



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
                  15.4 Notices. All notices and other communications hereunder shall be in writing and shall be given by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by cable, telex or facsimile transmission to the Company at the Company's primary business address and to Executive at the address on file with the Company, which may be changed upon written notice by Executive.

         All notices and other communications hereunder that are addressed as provided in or pursuant to this Section 15.4 shall be deemed duly and validly given (a) if delivered in person, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails and (c) if delivered by cable, telex or facsimile transmission, upon transmission thereof and receipt of the appropriate answer back, if any.

                  15.5 Amendments. No amendment, modification or rescission of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

                  15.6 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                  15.7 Severability. If, after application of any provision of this Agreement specifying how reformation shall be accomplished, including
Section 9.4, to the extent any provision of this Agreement shall still be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

                  15.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  15.9 Survival. Sections 7, 8, 9, 10, 11, 12, 13, 14, and 15
shall survive termination of this Agreement.




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         IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the day and year first set forth above.

                                           SALESLOGIX CORPORATION


                                           By  /s/ Patrick M. Sullivan
                                               --------------------------
                                           Its  President
                                               --------------------------
                                           "THE COMPANY"


                                               /s/ Douglas J. Nicholas
                                               --------------------------
                                                DOUGLAS J. NICHOLAS

                                           "EXECUTIVE"




The undersigned, as spouse of the Executive identified above, hereby confirms that the community property of Executive and the undersigned is subject to and bound by the agreement set forth above.

-----------------------------
Spouse of Employee



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                                    EXHIBIT A
                           Form of ISO Award Agreement

                                    EXHIBIT B
                   To Employment Agreement of Douglas Nicholas
                           Employee Relocation Program

Purpose of Program

The program has been designed with the primary objective of minimizing the financial impact of the relocation of an employee and his/her immediate family to the Phoenix metropolitan area. It is the aim of SalesLogix to make the relocation as efficient and pleasant as possible. It should be recognized, however, that while we have high aspirations for the future, currently we are a small start-up company with limited personnel and financial resources. That aside, we will do everything we can to make your relocation as painless as we can. The program covers up to two trips to the Phoenix metropolitan area (get to know the "Valley of the Sun" and house/apartment hunting), temporary living and other expenses, the move itself, normal seller's closing costs incurred in selling your home (or, if you currently live in an apartment, early lease termination penalties) and normal buyer's closing costs in buying a home.

Trips to the Phoenix metropolitan area

Reimbursement of expenses incurred for up to two trips to the Phoenix metropolitan area, a get to know the "Valley of the Sun" trip of up to three days and a house/apartment finding trip of up to seven days. Expenses to be reimbursed include: airfare for employee and spouse, hotel, rental car and up to $30.00 per person per day for meals and incidentals. Airfare, hotel and rental car are to be arranged by SalesLogix. In order to minimize the costs of airfare, we request that you notify us at least two weeks in advance of your travel to obtain the lowest possible fares.

Temporary living and other expenses

Reimbursement for up to $2,500 of temporary housing and other agreed upon (in advance) expenses.

Moving expenses

Moving expenses will be reimbursed in full. We will require that bids be solicited from three reputable moving companies, one of which will be arranged by SalesLogix from United Moving and Storage. In the event that the employee decides to make his/her own arrangements, SalesLogix will pay the employee an amount equal to the lowest of the three bids.

Reimbursement of expenses in connection with sale of home

Reimbursement/payment of normal seller's closing costs, including real estate commissions of up to 6% incurred in connection with the sale of existing home.

Lease termination costs

Reimbursement/payment of costs incurred in connection with early termination of lease for rented housing.

Reimbursement of expenses in connection with purchase of new home

Reimbursement of normal buyer's closing and new mortgage loan costs, including up to a 1% origination fee for new loan.

                                    EXHIBIT C

                                 Form of Release

         In exchange for consideration from SalesLogix Corporation, a Delaware corporation (the "Company"), the receipt and sufficiency of which are hereby acknowledged, I, the undersigned individual, hereby waive and release all of my existing rights to any relief of any kind from the Company and Opis Corporation, its wholly owned subsidiary formerly known as SLX Acquisition Corporation ("SAC"), and Opis Corporation, an Iowa corporation that was merged into SAC ("OPIS"), and their affiliates, subsidiaries, divisions, directors, officers, shareholders, employees, agents, attorneys, successors, and assigns (collectively, the "Released Parties"), including, without limitation, all claims, demands, liabilities, obligations, causes, and causes of action of whatever kind or nature, whether known or unknown, past or present, suspected or unsuspected, including, without limitation, those that arise out of or that relate to: my employment with the Company or OPIS; the termination of my employment with the Company or OPIS; all statements or actions of the Released Parties; all claims that arise under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the Americans with Disabilities Act; all claims for wrongful discharge; all claims for relief or other benefits under any federal, state, or local statute, ordinance, regulation, or rule of decision; all claims that the Released Parties engaged in conduct prohibited on any basis under any federal, state, or local statute, ordinance, regulation, or rule of decision; and all claims for wages, stock, stock options, or other rights with respect to equity securities of the Company or OPIS, severance pay, compensation, attorneys' fees, liquidated damages, punitive damages, costs, expense reimbursements, and disbursements (other than the consideration I received as set forth on Schedule 2.1(b) of that Certain Agreement and Plan of Merger between the Company, SAC and OPIS, dated December 23, 1997).

         I acknowledge that I have been given at least 21 calendar days to decide whether to sign this release, and that I have been advised to consult with my own attorney prior to signing the release. I further acknowledge, that after I sign this release and return it to the Company, I will then have 7 days to revoke my acceptance of this release, or, in other words, change my mind. I understand that if I decide to revoke my acceptance of this release, I must send the Company a letter declaring my decision to revoke my acceptance, which the Company must receive before the expiration of the 7-day revocation period to be effective.

         I also agree that I will not disparage or defame the reputation, character, image, or services of the Company or the Released Parties. I also agree that I will not recommend or suggest to any potential claimants or plaintiffs or any entity or their attorneys or agents that they initiate claims or lawsuits against the Company or the Released Parties, nor will I voluntarily aid, assist, or cooperate with any such claims or lawsuits.




-------------------------------                      -------------------------
Douglas Nicholas                                              Date

                                    EXHIBIT D
                      Employee Proprietary Rights Agreement

                                    EXHIBIT E
                          Dispute Resolution Procedures

         A. If a controversy should arise which is covered by Section 14, then not later than three (3) months from the date of the event which is the subject of dispute either party may serve on the other a written notice specifying the existence of such controversy and setting forth in reasonably specific detail the grounds thereof ("Notice of Controversy"); provided that, in any event, the other party shall have at least thirty (30) days from and after the date of the Notice of Controversy to serve a written notice of any counterclaim ("Notice of Counterclaim"). The Notice of Counterclaim shall specify the claim or claims in reasonably specific detail. If the Notice of Controversy or the Notice of Counterclaim, as the case may be, is not served within the applicable period, the claim set forth therein will be deemed to have been waived, abandoned and rendered unenforceable.

         B. Following receipt of the Notice of Controversy (or the Notice of Counterclaim, as the case may be), there shall be a three (3) week period during which the parties will make a good faith effort to resolve the dispute through negotiation ("Period of Negotiation"). Neither party shall take any action during the Period of Negotiation to initiate arbitration proceedings.

         C. If the parties should agree during the Period of Negotiation to mediate the dispute, then the Period of Negotiation shall be extended by an amount of time to be agreed upon by the parties to permit such mediation. In no event, however, may the Period of Negotiation be extended by more than five (5) weeks or, stated differently, in no event may the Period of Negotiation be extended to encompass more than a total of eight (8) weeks.

         D. If the parties agree to mediate the dispute but are thereafter unable to agree within one (1) week on the format and procedures for the mediation, then the effort to mediate shall cease, and the Period of Negotiation shall terminate four (4) weeks from the Notice of Controversy (or the Notice of Counterclaim, as the case may be).

         E. Following the termination of the Period of Negotiation, the dispute (including the main claim and counterclaim, if any) shall be settled by
arbitration, governed by the Federal Arbitration Act, 9 U.S.C.   1 et seq.
("FAA"), and judgment upon the award may be entered in any court of competent jurisdiction. The format and procedures of the arbitration are set forth below.

         F. A notice of intention to arbitrate ("Notice of Arbitration") shall be served on the opposing party within forty-five (45) days of the termination of the Period of Negotiation. If the Notice of Arbitration is not served within this period, the claim set forth in the Notice of Controversy (or the Notice of Counterclaim, as the case may be) will be deemed to have been waived, abandoned and rendered unenforceable.

         G. The Company shall designate a neutral third party to administer the arbitration, such as the American Arbitration Association, Jams Endispute, or another neutral individual or entity, who may be one of the arbitrators (the "Administrator").

         H. The arbitrators shall reach a decision on the merits on the basis of applicable legal principals as embodied in the law of the State of Arizona. The arbitration hearing shall take place in Phoenix, Arizona.

         I. There shall be three arbitrators, regardless of the amount in controversy. Each party shall select one arbitrator within fifteen (15) days after the Notice of Arbitration is served by notifying the opposing party and the Administrator of such selection, and the two party-appointed arbitrators shall select the third arbitrator (the "Neutral Arbitrator") within fifteen (15) days after they are selected and shall promptly notify the parties of such selection. The Neutral Arbitrator, in order to be eligible to serve, shall be a lawyer in Phoenix, Arizona (i) who has at least fifteen (15) years experience specializing in general commercial litigation, general corporate and commercial matters, or employment law matters and (ii) who has had both training and experience as an arbitrator. In the event the party-appointed arbitrators cannot agree on the Neutral Arbitrator, the Administrator shall appoint a Neutral Arbitrator who shall meet the foregoing criteria. If either party fails to appoint a party-appointed arbitrator, the single party-appointed arbitrator shall select the Neutral Arbitrator and the Neutral Arbitrator shall be the sole arbitrator and shall decide all matters in the arbitration. Until the conclusion of the arbitration, each party shall pay the fees and costs of its party-appointed arbitrator, and the parties shall each pay one-half (1/2) the fees and costs of the Neutral Arbitrator. Upon the conclusion of the arbitration, the prevailing party shall be entitled to reimbursement of the arbitrators' fees it has paid, as set forth below.

         J. At the time of appointment and as a condition thereto, each arbitrator will be apprised of the time limitations and other provisions of this Exhibit C and shall indicate such arbitrator's agreement to comply with such provisions and time limitations.

         K. During the thirty (30) day period following appointment of the Neutral Arbitrator, either party may serve on the other a request for limited numbers of documents (no more than twenty (20) categories of documents may be requested) directly related to the dispute. Such documents will be produced within seven (7) days of the request to the extent practicable.

         L. Following the thirty (30) day period of document production, there will be a forty-five (45) day period during which limited depositions will be permissible. Neither party will take more than five (5) depositions, and no party can question a witness for more than three (3) hours in any deposition.

         M. Disputes as to discovery or prehearing matters of a procedural nature shall be promptly submitted to the arbitrators pursuant to telephone conference call or otherwise. The arbitrators shall make every effort to render a ruling on such interim matters at the time of the hearing (or conference call) or within five (5) business days thereafter.

         N. Following the period of depositions, the arbitration hearing shall promptly commence. The arbitrators will make every effort to commence the hearing within thirty (30) days of the conclusion of the deposition period and, in addition, will make every effort to conduct the hearing on consecutive business days to conclusion. The Federal Rules of Evidence will apply during the arbitration hearing.

         O. An award will be rendered, at the latest, within six (6) months of the date of the Notice of Arbitration and within thirty (30) days of the close of the arbitration hearing. The award shall set forth the grounds for the decision (findings of fact and conclusions of law) in reasonably specific detail. The award shall be final and nonappealable except as provided in the FAA.

         The award may only be made for compensatory damages, and if any other damages (whether exemplary, punitive, consequential, statutory or other) are included, the award shall be vacated and remanded, or modified or corrected, as appropriate to promote this damage limitation.

         The prevailing party in the arbitration shall be entitled to reimbursement from the other party of costs incurred in connection with the arbitration, including, without limitation, filing fees, attorneys' fees, disbursements of counsel, costs, and arbitrator's fees.

         P. All decisions and awards of the arbitrators must be by a majority of the arbitrators.

         Q. All negotiations and proceedings pursuant to this Exhibit C and information and documents disclosed therein ("Confidential Information") shall be used only for negotiation, mediation, and arbitration as provided in this Exhibit C, and for no other purpose. Specifically, Confidential Information shall not be disclosed to anyone other than (i) the parties and their attorneys and staffs; (ii) outside experts or consultants retained by the parties for purposes of mediation or arbitration, including their secretarial or clerical personnel, provided that the outside experts and consultants have first read this paragraph and have agreed to abide by its terms; and (iii) other persons upon whom the parties mutually agree in writing. All arbitrators and mediators shall agree in writing, prior to the start of any mediation or arbitration, to agree to comply with the foregoing restrictions regarding Confidential Information. All documents will be returned to the party that produced such documents when the documents are no longer needed or upon the final determination of the mediation or arbitration.

         R. The parties may agree upon different procedures or deadlines only in a writing signed by both parties.